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Greg Ehlinger                                                                                                                    (812) 376-1935

March 1, 2001                                                                                                          For immediate release

IRWIN FINANCIAL CORPORATION ANNOUNCES

ACTION ON DIVIDEND, DIRECTORS' TERMS AND RIGHTS PLAN

(Columbus, IN) Irwin Financial Corporation (NASDAQ-NMS: IRWN) today announced its first quarter dividend of $0.065 per share, the implementation of staggered three-year terms for Directors, and the adoption of a shareholder rights plan.

The dividend of $0.065 per share will be paid on March 23, 2001, to all shareholders of record on March 12, 2001. The dividend rate is a $0.005 per share or 8.3% increase as compared with the dividend paid in each quarter of 2000.

The actions with regard to Board terms and the shareholders rights plan were adopted by the Board to align the Corporation's governance system with its philosophy of creating superior value for all stakeholders, including shareholders, over the long term. The Board is not aware of any current or potential activity by minority shareholders which threatens the Board's ability to govern the Corporation with a long-term orientation.

The change in Board terms is effective immediately. At the Corporation's Annual Meeting, scheduled for April 26, 2001, Directors will be nominated for terms of one to three years. At subsequent meetings, one third of the Board will stand for election each year.

The shareholder rights plan is designed to prevent a potential acquirer from gaining control of the Corporation without offering a fair price to all of the Corporation's shareholders. The initial implementation of the shareholder rights plan will not alter the financial condition of the Corporation, nor will it change the way in which shares of the Company's stock are currently traded. Details of the shareholder rights plan are outlined in a letter which will be mailed to all shareholders with a summary of the rights issued under the plan.

Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies. The Corporation, through its five subsidiaries -- Irwin Home Equity Corporation, Irwin Mortgage Corporation, Irwin Union Bank and Trust Company, Irwin Business Finance, and Irwin Ventures LLC -- provides a broad range of consumer and commercial financial services in selected markets nationwide.